Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-183989

January 6, 2015

FedEx Corporation

Final Term Sheet

$400,000,000 2.300% Notes due 2020

$700,000,000 3.200% Notes due 2025

$500,000,000 3.900% Notes due 2035

$650,000,000 4.100% Notes due 2045

$250,000,000 4.500% Notes due 2065

The information in this final term sheet relates to FedEx Corporation’s offering of notes in the series listed above and should be read together with the preliminary prospectus supplement dated January 6, 2015 relating to such offering (the “Preliminary Prospectus Supplement”) and the base prospectus dated September 19, 2012 (the “Base Prospectus”), including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-183989.

2.300% Notes due 2020

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx TechConnect, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A.
Federal Express International, Inc.

Title of Securities:	$400,000,000 2.300% Notes due 2020

Principal Amount:	$400,000,000

Expected Ratings (Moody’s / S&P)*:	Baa1 / BBB

Trade Date:	January 6, 2015

Settlement Date (T+3):	January 9, 2015

Maturity Date:	February 1, 2020

Interest Payment Dates:	Semi-annually on each February 1 and August 1, commencing August 1, 2015

Optional Redemption:	Make-whole call at T+15 basis points

Treasury Benchmark:	UST 1.625% due December 31, 2019

Benchmark Price and Yield:	100-21; 1.488%

Spread to Benchmark:	+85 basis points

Reoffer Yield:	2.338%

Coupon:	2.300% per annum

Price to Public:	99.819% of Principal Amount

CUSIP / ISIN:	31428X AZ9 / US31428XAZ96

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.

Co-Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Mizuho Securities USA Inc.
Regions Securities LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
Commerz Markets LLC
Drexel Hamilton, LLC
Fifth Third Securities, Inc.
FTN Financial Securities Corp
HSBC Securities (USA) Inc.
KBC Securities USA, Inc.
Mitsubishi UFJ Securities (USA), Inc.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
U.S. Bancorp Investments, Inc.

3.200% Notes due 2025

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx TechConnect, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A.
Federal Express International, Inc.

Title of Securities:	$700,000,000 3.200% Notes due 2025

Principal Amount:	$700,000,000

Expected Ratings (Moody’s / S&P)*:	Baa1 / BBB

Trade Date:	January 6, 2015

Settlement Date (T+3):	January 9, 2015

Maturity Date:	February 1, 2025

Interest Payment Dates:	Semi-annually on each February 1 and August 1, commencing August 1, 2015

Optional Redemption:	Make-whole call at T+20 basis points

Treasury Benchmark:	UST 2.250% due November 15, 2024

Benchmark Price and Yield:	102-16+; 1.968%

Spread to Benchmark:	+125 basis points

Reoffer Yield:	3.218%

Coupon:	3.200% per annum

Price to Public:	99.845% of Principal Amount

CUSIP / ISIN:	31428X BC9 / US31428XBC92

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
Mizuho Securities USA Inc.
Scotia Capital (USA) Inc.

Co-Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Regions Securities LLC
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
Commerz Markets LLC
Drexel Hamilton, LLC
Fifth Third Securities, Inc.
FTN Financial Securities Corp
HSBC Securities (USA) Inc.
KBC Securities USA, Inc.
Mitsubishi UFJ Securities (USA), Inc.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
U.S. Bancorp Investments, Inc.

3.900% Notes due 2035

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx TechConnect, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A.
Federal Express International, Inc.

Title of Securities:	$500,000,000 3.900% Notes due 2035

Principal Amount:	$500,000,000

Expected Ratings (Moody’s / S&P)*:	Baa1 / BBB

Trade Date:	January 6, 2015

Settlement Date (T+3):	January 9, 2015

Maturity Date:	February 1, 2035

Interest Payment Dates:	Semi-annually on each February 1 and August 1, commencing August 1, 2015

Optional Redemption:	Make-whole call at T+20 basis points

Treasury Benchmark:	UST 3.125% due August 15, 2044

Benchmark Price and Yield:	112-09; 2.533%

Spread to Benchmark:	+140 basis points

Reoffer Yield:	3.933%

Coupon:	3.900% per annum

Price to Public:	99.542% of Principal Amount

CUSIP / ISIN:	31428X BA3 / US31428XBA37

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
Regions Securities LLC
SunTrust Robinson Humphrey, Inc.

Co-Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Mizuho Securities USA Inc.
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC
Commerz Markets LLC
Drexel Hamilton, LLC
Fifth Third Securities, Inc.
FTN Financial Securities Corp
HSBC Securities (USA) Inc.
KBC Securities USA, Inc.
Mitsubishi UFJ Securities (USA), Inc.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
U.S. Bancorp Investments, Inc.

4.100% Notes due 2045

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.

FedEx TechConnect, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A.
Federal Express International, Inc.

Title of Securities:	$650,000,000 4.100% Notes due 2045

Principal Amount:	$650,000,000

Expected Ratings (Moody’s / S&P)*:	Baa1 / BBB

Trade Date:	January 6, 2015

Settlement Date (T+3):	January 9, 2015

Maturity Date:	February 1, 2045

Interest Payment Dates:	Semi-annually on each February 1 and August 1, commencing August 1, 2015

Optional Redemption:	Make-whole call at T+25 basis points

Treasury Benchmark:	UST 3.125% due August 15, 2044

Benchmark Price and Yield:	112-09; 2.533%

Spread to Benchmark:	+160 basis points

Reoffer Yield:	4.133%

Coupon:	4.100% per annum

Price to Public:	99.432% of Principal Amount

CUSIP / ISIN:	31428X BB1 / US31428XBB10

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Mizuho Securities USA Inc.
Regions Securities LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Commerz Markets LLC
Drexel Hamilton, LLC
Fifth Third Securities, Inc.
FTN Financial Securities Corp
HSBC Securities (USA) Inc.
KBC Securities USA, Inc.
Mitsubishi UFJ Securities (USA), Inc.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.

Standard Chartered Bank
U.S. Bancorp Investments, Inc.

4.500% Notes due 2065

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx TechConnect, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A.
Federal Express International, Inc.

Title of Securities:	$250,000,000 4.500% Notes due 2065

Principal Amount:	$250,000,000

Expected Ratings (Moody’s / S&P)*:	Baa1 / BBB

Trade Date:	January 6, 2015

Settlement Date (T+3):	January 9, 2015

Maturity Date:	February 1, 2065

Interest Payment Dates:	Semi-annually on each February 1 and August 1, commencing August 1, 2015

Optional Redemption:	Make-whole call at T+30 basis points

Treasury Benchmark:	UST 3.125% due August 15, 2044

Benchmark Price and Yield:	112-09; 2.533%

Spread to Benchmark:	+200 basis points

Reoffer Yield:	4.533%

Coupon:	4.500% per annum

Price to Public:	99.346% of Principal Amount

CUSIP / ISIN:	31428X BD7 / US31428XBD75

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Mizuho Securities USA Inc.
Regions Securities LLC

Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Commerz Markets LLC
Drexel Hamilton, LLC
Fifth Third Securities, Inc.
FTN Financial Securities Corp
HSBC Securities (USA) Inc.
KBC Securities USA, Inc.
Mitsubishi UFJ Securities (USA), Inc.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
U.S. Bancorp Investments, Inc.

*      Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

To reflect the addition of the 4.500% Notes due 2065 (the “2065 Notes”) to the offering from the series of notes described in the Preliminary Prospectus Supplement, the following language supplements the disclosure in the Preliminary Prospectus Supplement.

Update to the “Description of the Notes” Section in the Preliminary Prospectus Supplement

The following paragraphs supplement the “Description of the Notes” section of the Preliminary Prospectus Supplement and should be read together with such section of the Preliminary Prospectus Supplement:

Tax Event Redemption of the 2065 Notes

If a tax event occurs, we may redeem the 2065 Notes, at our option, in whole, but not in part, at any time upon a notice of redemption delivered within 90 days following the occurrence of such tax event, at a redemption price equal to 100% of the principal amount of the 2065 Notes being redeemed, plus interest accrued to the date of redemption on the principal balance of the 2065 Notes being redeemed.

“Tax event” means that we shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of:

•      any amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities;

•      any judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”);

•      any amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation; or

•      a threatened challenge asserted in writing in connection with our audit or an audit of any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the 2065 Notes, in each case, occurring or becoming publicly-known on or after the original issue date of the 2065 Notes, there is more than an insubstantial increase in the risk that interest paid by us on the 2065 Notes is not, or will not be, deductible, in whole or in part, by us for U.S. federal income tax purposes.

Registered holders of 2065 Notes to be redeemed will receive written notice mailed (or otherwise delivered in accordance with the applicable procedures of DTC) at least 30 days but no more than 60 days before the date of redemption. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the 2065 Notes called for redemption.

Update to the “Material United States Federal Income and Estate Tax Considerations” Section in the Preliminary Prospectus Supplement

The following paragraph supplements the “Material United States Federal Income and Estate Tax Considerations” section of the Preliminary Prospectus Supplement and should be read together with such section of the Preliminary Prospectus Supplement:

Classification of the Notes

Based upon an analysis of the relevant facts and circumstances, it is the opinion of Davis Polk & Wardwell LLP that under applicable law as of the date of this prospectus supplement, the notes will be treated as indebtedness for U.S. federal income tax purposes. Because there is no controlling authority directly on point and this opinion is not binding on the Internal Revenue Service (“IRS”) or any court, there can be no assurance that the IRS or a court will agree with this opinion. If the IRS were successful in challenging the classification of the notes as indebtedness, interest payments on the notes would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. Payments to a Non-U.S. Holder (as defined in the Preliminary Prospectus Supplement) that are treated as dividends (and are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States) would generally be subject to a 30% U.S. federal withholding tax, except to the extent provided by an applicable income tax treaty. Holders should consult their own tax advisors regarding the tax consequences that will arise if the notes are not treated as indebtedness for U.S. federal income tax purposes. The discussion under “Material United States Federal Income and Estate Tax Considerations” assumes that the notes will be treated as indebtedness for U.S. federal income tax purposes.

Update to the “Risk Factors” Section in the Preliminary Prospectus Supplement

The following paragraph supplements the “Risk Factors” section of the Preliminary Prospectus Supplement and should be read together with such section of the Preliminary Prospectus Supplement:

We may redeem your notes at our option and if a “tax event” occurs, which may adversely affect your return

The notes of any series may be redeemed, at our option, in whole or in part at any time at the redemption prices described under “Description of the Notes—Optional Redemption.” In addition, as described under “Description of the Notes—Tax Event Redemption of the 2065 Notes,” if a “tax event” occurs, the 2065 Notes may be redeemed, at our option, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the 2065 Notes being redeemed, plus accrued interest on the principal amount being redeemed to the redemption date. We may exercise these redemption rights when prevailing interest rates are relatively low. As a result, should we redeem any notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes redeemed.

This final term sheet supplements, and should be read in conjunction with, FedEx Corporation’s Preliminary Prospectus Supplement dated January 6, 2015 and accompanying Base Prospectus dated September 19, 2012 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Citigroup Global Markets Inc. toll-free at 1-800-831-9146, (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or by e-mailing dg.prospectus_requests@baml.com or (iii) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.